Exhibit 99.28(d)(xxv)

OLD WESTBURY FUNDS, INC.

Old Westbury Small & Mid Cap Strategies Fund

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (“Agreement”) executed as of July 19, 2018, by and among OLD WESTBURY FUNDS, INC. (the “Corporation”), on behalf of Old Westbury Small & Mid Cap Strategies Fund (the “Fund”), BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”), and ACADIAN ASSET MANAGEMENT LLC (the “Sub-Adviser”),

W I T N E S S E T H:

WHEREAS, the Corporation is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and offers seven series of portfolios, one of which is the Fund; and

WHEREAS, the Adviser and the Sub-Adviser are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser and the Corporation have entered into an investment advisory agreement (the “Investment Advisory Agreement”), pursuant to which the Adviser serves as investment manager of the Fund and may delegate certain investment management duties to one or more sub-adviser(s); and

WHEREAS, the Adviser, with the approval of the Board of Directors of the Corporation (the “Board”), including a majority of the Directors who are not “interested persons” (defined herein) of any party to this Agreement, desires to delegate to the Sub-Adviser the duty to manage a portion of the assets of the Fund as designated by the Adviser from time to time (the “Segment”);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1.         Appointment of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser and the Sub-Adviser hereby agrees to provide the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Segment for the period and on the terms hereinafter set forth, subject to the terms of this Agreement and subject to the direction, control and supervision of the Adviser and the Board.

2.         Services of Sub-Adviser.

(a)        The Sub-Adviser shall perform the following services on behalf of the Fund:

(i)	provide investment advisory services, including but not limited to portfolio securities selection, research, advice and supervision for the Segment;

(ii)	manage the investment and reinvestment of all assets, now or hereafter a part of the Segment, including placing orders for the purchase and sale of securities and other assets in its discretion and without prior consultation with the Adviser, subject, in all cases, to (A) the Fund’s investment objective, strategies, and restrictions as stated in the Fund’s prospectus and statement of additional information, as both may be amended from time to time, hereinafter referred to as the “Approved Investment Program,” (B) the provisions of the 1940 Act and rules and regulations thereunder and (C) provisions of Subchapter M of the Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies;

(iii)	instruct the Fund’s custodian to deliver for cash received securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Segment, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the Segment upon acquisition of the same for the Segment;

(iv)	report on the activities in the performance of its duties and obligations under this Agreement to the Board at such times and in such detail as the Board may reasonably request; and keep the Board and the Adviser informed of important developments affecting the Segment, and on its own initiative furnish the Adviser and the Board from time-to-time with such information as the Sub-Adviser may believe appropriate;

(v)	furnish, at its own expense, (A) all necessary investment and management facilities, including compensation of personnel required for it to execute its duties hereunder, and (B) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment management and administration of the Segment; and

(vi)	provide upon reasonable request assistance with the determination of the fair value of certain securities held as part of the Segment when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Board. The Sub-Adviser shall not be responsible for determining the fair market value of any position; provided, however, that the foregoing shall in no way whatsoever absolve the Sub-Adviser of its responsibilities complying with its standard of care in providing assistance in accordance with this paragraph.

(b)        In connection with the performance of its services hereunder, the Sub-Adviser shall:

(i)	open accounts with broker-dealers (collectively, “Broker-Dealers”), select Broker-Dealers to effect all transactions for the Segment, place all necessary orders with Broker-Dealers or issuers, and negotiate commissions, if applicable;

(ii)	aggregate purchase or sell orders for the Segment with contemporaneous purchase or sell orders of its other clients to the extent consistent with applicable law and the Approved Investment Program; provided that in such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable, and consistent with applicable law and regulations and its fiduciary obligations to the Fund; and

(iii)	obtain best execution of transactions for the Segment at prices which are advantageous to the Segment and at commission rates that are reasonable in relation to the benefits received.

To the extent consistent with Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser may pay a Broker-Dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another Broker-Dealer would have charged for effecting such transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such Broker-Dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser has with respect to the Segment, as well as to other accounts over which the Sub-Adviser exercises investment discretion.

(c)        With respect to any investments for the Fund that are permitted to be made by the Sub-Adviser in accordance with this Agreement and the Approved Investment

Program, the Sub-Adviser shall do and perform every act and thing it deems to be necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent on behalf of the Fund, as the case may be, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any investment permitted pursuant to the Approved Investment Program, including, but not limited to, limited partnership agreements, future and option contracts, repurchase and derivatives agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Corporation will provide the Sub-Adviser with tax information, governing documents, legal opinions and other information concerning the Corporation necessary to complete trading account agreements and other documentation.

3.         Responsibilities of Sub-Adviser.

(a)        In carrying out its obligations under this Agreement, the Sub-Adviser agrees to:

(i)	comply with (A) the Approved Investment Program; (B) all applicable provisions of the 1940 Act and the Advisers Act, and the rules, regulations and interpretive positions adopted or issued thereunder; (C) provisions of the Corporation’s Articles of Incorporation, as they may be amended from time-to-time (the “Charter”); (D) provisions of the Corporation’s Bylaws, as they may be amended from time-to-time, and resolutions of the Board as may be adopted from time-to-time; (E) provisions of the Code, applicable to the Corporation or the Fund; and (F) any other applicable provisions of federal or state law;

(ii)	furnish the Corporation and the Adviser with such periodic and special reports as the Corporation or Adviser may reasonably request;

(iii)	maintain all accounts, books and records with respect to the Segment as are required pursuant to the 1940 Act and Advisers Act, and the rules thereunder; provided that in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains with respect to the Segment are the property of the Corporation, agrees to preserve for the periods set forth in Rule 31a-2 under the 1940 Act any records that it maintains for the Segment and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Corporation any records that it maintains for the Segment upon request by the Corporation or the Adviser provide it may retain any copies required to meet record retention obligations;

(iv)	observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Adviser’s Code of Ethics adopted pursuant to such Rule 17j-1 and Rule 204A-1 under the Advisers Act as the same may be amended from time to time, promptly forward to the Adviser a copy the Sub-Adviser’s Code of Ethics and any material amendment thereto along with certifications that the Sub-Adviser has implemented procedures for administering the Sub-Adviser’s Code of Ethics;

(v)	promptly provide a current copy of the Sub-Adviser’s Form ADV and any amendments thereto;

(vi)	supply reports, evaluations, analyses, statistical data and information within its possession or control to the Adviser, the Board or to the Corporation’s officers and other service providers as the Adviser or the Board may reasonably request from time to time or as may be necessary or appropriate for the operation of the Corporation as an open-end investment company or as necessary to comply with Section 3(a) of this Agreement;

(vii)	make available, upon the reasonable request of the Adviser or the Corporation’s officers, its appropriate officers and employees to meet with the Adviser at the Adviser’s principal place of business on reasonable notice to review the investments of the Segment; and

(viii)	furnish any and all other services, subject to review by the Board, that the Adviser from time to time reasonably determines to be necessary to perform its obligations under the Investment Advisory Agreement or as the Board may reasonably request from time-to-time.

(b)        The Fund may engage in transactions with certain sub-advisers to the Corporation’s funds (and their affiliated persons) in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act. Accordingly, the Sub-Adviser agrees that it will not consult with the Adviser or any other sub-adviser of the Fund or any other fund of the Corporation concerning transactions for other segments of the Fund and for other funds of the Corporation in securities or other investments, other than for purposes of complying with the conditions of Rule 12d3-1(a) and (b). For purposes of the foregoing, the Sub-Adviser shall be limited to providing investment advice only with respect to the Segment.

(c)        The Sub-Adviser is not responsible to act for the Fund in any legal proceedings, including the filing of claims relating to investments held as part of the Segment in bankruptcies or class actions, involving securities held or previously held as part of the Segment or the issuers of such securities; provided that the Sub-Adviser shall advise and consult with the Adviser with respect to any such proceedings of which the Sub-

Adviser becomes aware. The Adviser and the Corporation agree and understand that the Sub-Adviser is not responsible to vote; however, the Sub-Adviser shall be responsible for advising, in a timely manner, on corporate actions, such as mergers and tender offers, involving portfolio securities held in the Segment. At no time shall the Sub-Adviser be responsible for the custody of any Fund assets, or providing tax or legal advice to the Adviser or Corporation.

4.        Receipt of Documents. The Sub-Adviser hereby acknowledges receipt of each of (i) the Corporation’s Charter and Bylaws; (ii) the Fund’s most recent prospectus and statement of additional information (such prospectus together with the related statement of additional information, as presently in effect and all amendments and supplements thereto, are herein called the “Registration Statement”); and (iii) policies, procedures, guidelines or instructions regarding the Fund that relate to obligations and services to be provided by the Sub-Adviser. The Adviser acknowledges receipt, at least 48 hours prior to entering into this Agreement, of a copy of the Sub-Adviser’s Form ADV Part 2A and Part 2B containing certain information regarding the Sub-Adviser, the nature of its business, and its investment team. The Adviser consents to electronic delivery of all future amendments to Form ADV and other disclosure documents.

5.         Confidentiality of Information. (a) None of the Adviser, the Fund, or the Sub-Adviser shall disclose information of a confidential nature acquired in connection with this Agreement, including any non-public information about shareholders of the Fund or the Fund, except for information that they may be entitled or bound to disclose by law, regulation or court order, or which is disclosed to their advisers where reasonably necessary for the performance of their professional services. The Sub-Adviser shall also comply with the Fund’s policies with respect to disclosure of portfolio holdings.

(b)        Notwithstanding the provisions of Section 5(a), to the extent that any Broker-Dealer or counterparty with whom the Sub-Adviser deals on behalf of the Segment requires information relating to the Fund or Segment (including, but not limited to, the identity of the Adviser or the Fund and market value of the Fund or Segment), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Segment in accordance with the terms of this Agreement.

6.         Compensation. As full compensation for all services rendered and obligations assumed by the Sub-Adviser hereunder with respect to the Segment, the Adviser shall pay the compensation specified in Appendix A to this Agreement. The Sub-Adviser acknowledges and agrees that the Adviser shall be solely responsible for the fees of the Sub-Adviser for its services hereunder, and the Sub-Adviser shall have no claim against the Corporation or the Fund with respect to its compensation under this Agreement.

7.         Standard of Care and Liability of Sub-Adviser. (a) The Sub-Adviser shall exercise its best judgment and efforts in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law in connection with the performance of its duties under this Agreement, except for losses resulting from a breach of fiduciary duty or from willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties hereunder of the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates, or from any violations of securities or any other applicable laws, rules, regulations, statues and codes, whether federal or state, by the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates.

(b)        In no event will the Sub-Adviser have any responsibility for any portion of the Fund other than the Segment, or for the acts or omissions of the Adviser or any other sub-adviser to the Fund. In particular, the Sub-Adviser shall have no responsibility for the Fund’s being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole or for the Fund’s failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment managed by the Sub-Adviser are such that the Segment would not be in such violation or fail to so qualify if the Segment were deemed a separate series of the Corporation or a separate “regulated investment company” under the Code. The Sub-Adviser shall take all necessary steps to ensure the Fund’s ongoing compliance with the Code, any applicable law or regulation or investment policy or restriction applicable to the Fund. Nothing in this Section 7 shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

8.         Indemnification.

(a)        The Sub-Adviser shall indemnify and hold harmless the Fund, the Corporation, and the Adviser from and against any and all direct or indirect claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) resulting from a breach of fiduciary duty, from willful misfeasance, bad faith or negligence on the part of the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors, members, employees, agents or affiliates of any of their obligations and duties under this Agreement, or from any violations of securities laws, rules, regulations, statues and codes, whether federal or state, by the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates; provided, however, that the Sub-Adviser shall not be required to indemnify or otherwise hold the Corporation, the Fund or the Adviser harmless under this Section 8 where the claim against, or the loss, liability, or damage experienced by the Fund or the Adviser, is caused by or is otherwise directly related to the Corporation’s, the Fund’s or the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard by the Fund or the Adviser of their duties under this Agreement. For purposes of this clause, a broker-dealer used by the Sub-Adviser to trade on behalf of the Fund is not an agent.

(b)        The Adviser and the Corporation, severally and not jointly, shall indemnify and hold harmless the Sub-Adviser, its affiliates or any of their respective officers, directors, employees, or agents from and against any and all direct or indirect claims, losses, liabilities or damages (including reasonable attorneys’ fees and other reasonable related expenses) resulting from a breach of fiduciary duty, from willful misfeasance, bad faith or gross negligence on the part of the Adviser, the Corporation, or any of their officers, directors, members, employees, agents or affiliates (the “Sub-Adviser Indemnitees”) in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors, members, employees, agents or affiliates of any of their obligations and duties under this Agreement, or from any violations of securities laws, rules, regulations, statues and codes, whether federal or state, by the Adviser, the Corporation, or any of their officers, directors, members, employees, agents or affiliates; provided, however, that the Adviser and Corporation shall not be required to indemnify or otherwise hold the Sub-Adviser Indemnitees harmless under this Section 8(b) where the claim against, or the loss, liability, or damage experienced by Sub-Adviser Indemnitee, is caused by or is otherwise directly related to a Sub-Adviser Indemnitee’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard by the Sub-Adviser Indemnitee of their duties under this Agreement.

9.        Regulation. The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material that any such body may request or require pursuant to applicable laws and regulations.

10.       Duration and Termination.

(a)       This Agreement shall become effective on the later of (i) the date of its execution, (ii) the date of its approval by a majority of the Board, including approval by the vote of a majority of the Board who are not interested persons of the Adviser, the Sub-Adviser, or the Fund, cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Fund. It shall continue in effect for an initial term of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board or by a vote of a majority of the outstanding voting securities of the Fund and in either event by a vote of a majority of the Board who are not interested persons of the Adviser, the Sub-Adviser or the Fund, cast in person at a meeting called for the purpose of voting on such approval.

(b)        If the shareholders of the Fund fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Adviser will continue to act as Sub-Adviser with respect to the Fund or Segment pending the required approval of the Agreement or its continuance or of any contract with the Sub-Adviser or a different manager or sub-adviser or other definitive action; provided, that the compensation received by the Sub-Adviser in respect to the Fund or Segment during such period is in compliance with Rule 15a-4 under the 1940 Act.

(c)        This Agreement may be terminated at any time without the payment of any penalty by the Board, or by the Sub-Adviser, or the Adviser or by vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment” and “voting security”) shall be applied.

11.       Trade Settlement At Termination. Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Sub-Adviser shall be entitled, without prior notice to the Adviser or the Fund, to direct the Custodian to retain and/or realize any assets of the Fund as may be required to settle transactions already initiated. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Adviser and the Sub-Adviser.

12.       Representations and Warranties. Each party to this Agreement represents and warrants that the execution, delivery and performance of its obligations under this Agreement are within its powers, have been duly authorized by all necessary actions and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms. The Sub-Adviser further represents and warrants that it is duly registered as an investment adviser under the Advisers Act and is qualified to do business in every jurisdiction required for the performance of its duties under this Agreement.

13.       Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and may only be so changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Board who are not interested persons of the Adviser, the Sub-Adviser, or the Fund cast in person at a meeting called for the purpose of voting on such approval.

14.       Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby.

15.       Notices. (a) Any notice required under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), by registered or certified mail (postage prepaid, return receipt requested), or by reputable overnight courier to the addresses set forth herein, or to such other addresses as any party may hereafter specify in writing to the other. Until further notice to the other party, it is agreed that the address of the Adviser for this purpose shall be Bessemer Investment Management LLC, 630 Fifth Avenue, New York, New York 10111, Attention: General Counsel, and the address of the Sub-Adviser shall be Acadian Asset Management LLC, 260 Franklin Street, Boston MA 02110,

Attention: Ross Dowd. The address of the Corporation shall be: c/o BNY Mellon Investment Servicing (US) Inc., Attention: Lisa King, 301 Bellevue Parkway, Wilmington, Delaware 19809.

(b)   The Sub-Adviser shall notify the Adviser and the Corporation promptly in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to (i) the occurrence of any event which could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (ii) any material change in the Sub-Adviser’s business activities; (iii) any material amendments to the Sub-Adviser’s registration on Form ADV; (iv) any change in the Sub-Adviser’s status as an investment adviser registered under the Advisers Act; (v) any event that would constitute a change in control of the Sub-Adviser; (vi) any change in the portfolio manager(s) of the Segment; (vii) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Fund; and (viii) any material violation of the Sub-Adviser’s Code of Ethics.

16.       Certain Limitations. The names “Old Westbury Funds Inc.” and “Directors of Old Westbury Funds, Inc.” refer respectively to the Corporation created by the Articles of Incorporation and each of the Directors of the Corporation as Directors. The obligations of “Old Westbury Funds, Inc.” entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, shareholders, agents, or representatives personally, and bind only the Fund.

17.       Use of the Name “Old Westbury Funds”. The Sub-Adviser agrees that it will not use the name “Old Westbury Funds”, any derivative thereof, or the name of the Adviser, the Corporation or the Fund except in accordance with such policies and procedures as may be mutually agreed to in writing. The Sub-Adviser further agrees that all marketing, advertising, promotional material or other client information or communication that makes reference to the Corporation, the Fund, the Adviser or the services being provided pursuant to this Agreement shall be expressly subject to the prior review and written approval of the Adviser. Without limiting the generality of the foregoing, no reference to “Old Westbury Funds”, the Fund, or the Adviser shall be included in any such marketing, advertising or promotional material, as well as other client information or communication, without the Adviser’s express prior written consent.

18.       Miscellaneous. This Agreement contains the entire understanding of the parties hereto. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.       Governing Law. This Agreement shall be governed by, and construed in accordance with, New York law and the federal securities laws, including the 1940 Act and the Advisers Act.

20.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

OLD WESTBURY FUNDS, INC.
on behalf of the Fund

By:	/s/ David Rossmiller
Name: David Rossmiller
Title: President & CEO

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Holly H. MacDonald
Name: Holly H. MacDonald
Title: Managing Director

ACADIAN ASSET MANAGEMENT LLC

By:	/s/ Mark Minichiello
Name: Mark Minichiello
Title: Chief Operating Officer